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Exhibit 8.1

[Mayer, Brown, Rowe & Maw LLP Letterhead]

May 20, 2005

Crompton Corporation
199 Benson Road
Middlebury, Connecticut 06719

Re:
Agreement and Plan of Merger, dated as of March 8, 2005 (the "Merger Agreement"), by and between Crompton Corporation, Copernicus Merger Corporation, and Great Lakes Chemical Corporation.

Ladies and Gentlemen:

        We have acted as counsel to Crompton Corporation, a Delaware corporation ("Crompton"), in connection with the proposed merger ("Merger") of Copernicus Merger Corporation, a Delaware corporation ("Merger Sub"), with and into Great Lakes Chemical Corporation ("Great Lakes") pursuant to the Merger Agreement. Unless otherwise indicated, capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement. This opinion letter is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission of, Crompton's registration statement on Form S-4 relating to the Merger (the "Registration Statement") to which this opinion appears as an exhibit.

        In rendering our opinion set forth below, we have examined (without any independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in (i) the description of the Merger as set forth in the Merger Agreement, including representations and covenants of Crompton, Merger Sub and Great Lakes; (ii) the Registration Statement; and (iii) such other instruments and documents related to the formation, organization and operation of Crompton, Merger Sub and Great Lakes and related to the consummation of the Merger as we have deemed necessary or appropriate. In addition, we have relied upon (without independent investigation or verification) certain statements, representations, covenants and agreements made by Crompton, Merger Sub and Great Lakes, including factual statements and representations set forth in their respective letters delivered to us for purposes of this opinion (the "Representation Letters").

        In rendering our opinion, we have assumed that (i) the Registration Statement, the Merger Agreement and the Representation Letters reflect all the materials facts relating to the Merger, Crompton and Great Lakes, (ii) the Merger will qualify as a statutory merger under the laws of the State of Delaware, (iii) any statement made "to the knowledge of" or similarly qualified is correct without such qualification and (iv) as to all matters as to which any person or entity represents that it is not a party to, does not have or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement. Our opinion is conditioned on, among other things, the initial and continuing accuracy and completeness of the statements, representations, covenants and agreements made by Crompton and Great Lakes (including those set forth in the Representation Letters). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement, the Merger Agreement or in the Representation Letters may affect the conclusions stated herein.

        We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

        In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended ("Code"), and the Treasury regulations promulgated thereunder ("Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service ("IRS"), currently published administrative rulings and procedures, and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement, the Representation Letters, or such other document on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.

        Based solely upon and subject to the foregoing, we adopt and confirm the statements under the caption "Material Federal Income Tax Considerations" in the Registration Statement, to the extent they constitute legal conclusions and relate to the tax consequences of the Merger to Crompton, Merger Sub and Great Lakes, as our opinion of the material United States federal income tax consequences of the Merger to Crompton, Merger Sub and Great Lakes.

        We express our opinion herein only to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local, or foreign law, or with respect to other areas of United States federal taxation. This opinion may not be used or relied upon by any other person except you and your shareholders without our written consent. This opinion is based on facts and circumstances existing as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Material Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Mayer, Brown, Rowe & Maw LLP

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  Exhibit 8.1